NSAR  Sub-Item 77Q1

The investment advisory agreement with Nuveen Asset Management and the sub-advisory agreement between Nuveen Asset Management and Nuveen Asset Management, LLC is incorporated by reference to the Registrant’s Form DEFA14A filed electronically on November 10, 2010.